UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 24, 2006 (November 17, 2006)
HCA INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-11239 (Commission File Number)	75-2497104 (I.R.S. Employer Identification No.)

One Park Plaza, Nashville, Tennessee (Address of Principal Executive Offices)		37203 (Zip Code)
Registrant’s telephone number, including area code: (615) 344-9551
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 1.02 Termination of a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
Item 3.03 Material Modification to Rights of Security Holders
Item 5.01 Changes in Control of Registrant
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 5.03 Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
INDEX TO EXHIBITS
Ex-3.1 Restated Certificate of Incorporation
Ex-3.2 Amended and Restated Bylaws
Ex-4.1 November 17, 2006 Indenture
Ex-4.2 November 17, 2006 Security Agreement
Ex-4.3 November 17, 2006 Pledge Agreement
Ex-4.4 November 17, 2006 Registration Rights Agreement
Ex-4.8 November 17, 2006 $13,550,000,000 Credit Agreement
Ex-4.9 November 17, 2006 U.S. Guarantee
Ex-4.10 November 17, 2006 Security Agreement
Ex-4.11 November 17, 2006 Pledge Agreement
Ex-4.12 November 17, 2006 $2,000,000,000 Credit Agreement
Ex-4.13 November 17, 2006 Security Agreement

Introductory Note
     On November 17, 2006, HCA Inc. (the “Company”) completed its merger (the “Merger”) with Hercules Acquisition Corporation (“Merger Sub”) pursuant to which the Company has been acquired by a private investor group including affiliates of Bain Capital, Kohlberg Kravis Roberts & Co., Merrill Lynch Global Private Equity (each a “Sponsor”), HCA founder Dr. Thomas F. Frist, Jr. (the “Frist Entities”, and together with the Sponsors, the “Investors”) and certain members of management.
Section 1 – Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement
1. Senior Secured Credit Facilities
Overview
     On November 17, 2006, in connection with the Merger, the Company entered into a credit agreement, and related security and other agreements, with Banc of America Securities LLC, J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint bookrunners, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A. and Citicorp North America, Inc., as co-syndication agents, and Merrill Lynch Capital Corporation, as documentation agent, that provides senior secured financing of $14.800 billion, consisting of:
•	$12.800 billion-equivalent in term loan facilities, comprised of a $2.750 billion senior secured term loan A facility with a term of six years, a $8.800 billion senior secured term loan B facility with a term of seven years and a euro-denominated $1.250 billion-equivalent (approximately €1.000 billion) senior secured European term loan facility with a term of seven years; and

•	a $2.000 billion revolving credit facility available in dollars, euros and pounds sterling with a term of six years.
     The Company is the primary borrower under the senior secured credit facilities, except that a U.K. subsidiary is the borrower under the European term loan facility. The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans. A portion of the letter of credit availability is available in euros, dollars and pounds sterling.
Interest Rate and Fees
     Borrowings under the senior secured credit facilities bear interest at a rate equal to, at the Company’s option, either (a) LIBOR for deposits in the applicable currency plus an applicable margin or (b) the higher of (1) the prime rate of Bank of America, N.A. and (2) the federal funds effective rate plus 0.50%, plus an applicable margin. The initial applicable margin for borrowings is (x) under the revolving credit facility, the term loan A facility and the European term loan facility, 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR borrowings and (y) under the term loan B facility, 1.75% with respect to base rate borrowings and 2.75% with respect to LIBOR borrowings. The applicable margins may be reduced subject to the Company attaining certain leverage ratios.
     In addition to paying interest on outstanding principal under the senior secured credit facilities, the Company is required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum, which may be reduced subject to the Company reducing its leverage to specified ratios. The Company is also required to pay customary letter of credit fees.

Prepayments
     The senior secured credit facilities require the Company to prepay outstanding term loans, subject to certain exceptions, with:
•	50% (which percentage will be reduced to 25% if the Company’s leverage ratio is 5.50x or less and to 0% if the Company’s leverage ratio is 5.00x or less) of the Company’s annual excess cash flow;

•	100% of the net cash proceeds of all nonordinary course asset sales or other dispositions of property, other than the Receivables Collateral (as defined below), if the Company does not (1) reinvest or commit to reinvest those proceeds in assets to be used in its business, or commit to make certain other permitted investments, within 15 months, as long as such reinvestment is completed within 180 days after the date a binding commitment has been entered into, or (2) apply such proceeds within 15 months to repay debt of the Company that was outstanding on the effective date of the Merger scheduled to mature prior to the earliest final maturity of the senior secured credit facilities; and

•	100% of the net cash proceeds of any incurrence of debt, other than proceeds from the receivables facility and other debt permitted under the senior secured credit facilities.
     The foregoing mandatory prepayments will be applied among the term loan facilities (1) during the first three years after the effective date of the Merger, pro rata to such facilities based on the respective aggregate amounts of unpaid principal installments thereof due during such period, with amounts allocated to each facility being applied to the remaining installments thereof in direct order of maturity and (2) thereafter, pro rata to such facilities based on the principal remaining unpaid thereunder, with amounts allocated to each facility being applied, in the case of the term loan A facility, pro rata to the remaining installments thereof, and in the case of the term loan B facility or the European term loan facility, to the next eight unpaid scheduled installments of principal of such facility and then pro rata to the remaining amortization payments under such facility. Notwithstanding the foregoing, (i) proceeds of asset sales by foreign subsidiaries will be applied solely to prepay European term loans until such term loans have been repaid in full and (ii) the Company will not be required to prepay loans under the term loan A facility or the term loan B facility with net cash proceeds of asset sales or with excess cash flow in each case attributable to foreign subsidiaries to the extent that the repatriation of such amounts is prohibited or delayed by applicable local law or would result in material adverse tax consequences.
     The Company may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.
Amortization
     The Company is required to repay the loans under the term loan facilities as follows:
•	the term loan A facility will amortize in quarterly installments such that the aggregate amount of the original funded principal amount of such facility repaid pursuant to such amortization payments in each year, commencing with the year ending December 31, 2007, is equal to $112.5 million in each of years 1 and 2, $225 million in each of years 3 and 4, $450 million in year 5 and $1.625 billion in year 6; and

•	each of the term loan B facility and the European term loan facility will amortize in equal quarterly installments commencing March 31, 2007 in aggregate annual amounts equal to 1% of the original funded principal amount of such facility, with the balance being payable on the final maturity date of such term loans.
     Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity, six years from the date of the closing of the senior secured credit facilities.
Guarantee and Security
     Pursuant to a Guarantee, dated as of November 17, 2006, among the Company, the U.S. subsidiary guarantors and Bank of America, N.A., as administrative agent, all obligations under the senior secured credit facilities are unconditionally guaranteed by substantially all existing and future, direct and indirect, wholly-owned material domestic subsidiaries of the Company that are

“Unrestricted Subsidiaries” under the Company’s existing indenture, dated as of December 16, 1993, as amended (the “1993 Indenture”) (except for certain special purpose subsidiaries that only guarantee and pledge their assets under the asset-based revolving credit facility described below and certain other entities), and the obligations under the European term loan facility are also unconditionally guaranteed by the Company and each of its existing and future wholly owned material subsidiaries formed under the laws of England and Wales, subject, in each of the foregoing cases, to any applicable legal, regulatory or contractual constraints and to the requirement that such guarantee will not cause adverse tax consequences.
     Pursuant to a Security Agreement and a Pledge Agreement, each dated as of November 17, 2006, among the Company, the U.S. subsidiary guarantors and Bank of America, N.A., as collateral agent, all obligations under the senior secured credit facilities, and the guarantees of such obligations, are secured, subject to permitted liens and other exceptions, by:
•	a first-priority lien on the capital stock owned by the Company or by any U.S. guarantor in each of their respective first tier subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the voting stock of such subsidiaries);

•	a first-priority lien on substantially all present and future assets of the Company and of each U.S. guarantor other than (i) “Principal Properties” (as defined under the 1993 Indenture) except for certain “Principal Properties” not to exceed 10% of “Consolidated Net Tangible Assets” (as defined under the 1993 Indenture), (ii) certain other real properties and (iii) deposit accounts, other bank or securities accounts, cash, leaseholds, motor vehicles, and with other exceptions; and

•	a second-priority lien on certain of the Receivables Collateral (as defined below).
     The obligations of the borrowers and the guarantors under the European term loan facility are also secured by substantially all present and future assets of such borrowers and each such guarantor, subject to permitted liens and other exceptions (including, without limitation, exceptions for deposit accounts, other bank or securities accounts, cash, leaseholds and motor-vehicles) and subject to such security interests otherwise being permitted by applicable law and contract and not resulting in adverse tax consequences.
Certain Covenants and Events of Default
     The senior secured credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of the Company and certain of its subsidiaries to:
•	incur additional indebtedness;

•	create liens;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell or transfer assets;

•	pay dividends and distributions or repurchase its own capital stock;

•	make investments, loans or advances;

•	prepay certain indebtedness (including the senior secured second-lien notes discussed below and certain other debt securities existing on the effective date of the Merger (“Retained Indebtedness”)), subject to exceptions for repayments of Retained Indebtedness maturing prior to the senior secured credit facilities and, in certain cases, to satisfaction of a maximum first-lien leverage condition;

•	make certain acquisitions;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain subordinated indebtedness (including the senior secured second-lien notes discussed below); and

•	change its lines of business.
     In addition, the senior secured credit facilities require the Company to maintain a maximum total leverage ratio, and contain certain customary affirmative covenants and events of default, including upon a change of control.
Certain Relationships
     The lenders or their affiliates have in the past engaged, and may in the future engage, in transactions with and perform services, including commercial banking, financial advisory and investment banking services, for the Company and its affiliates in the ordinary course of business for which they have received or will receive customary fees and expenses. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated indirectly own approximately 25% of the shares of the Company after the Merger. Pursuant to equity commitment letters with Hercules Holding II, LLC, the parent of the Company, Citigroup Inc. (the parent of Citigroup Global Markets Inc.) and Banc of America Securities LLC (or their affiliates) contributed $150 million and $50 million, respectively, in connection with the Merger. In connection with the Merger, Citigroup Global Markets Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated have provided financial advisory services to, and will receive financial advisory fees from, the Sponsors and their affiliates. Affiliates of certain of the lenders acted as initial purchasers of the notes issued under the Indenture described below and participated in other financing aspects relating to the Merger (including as dealer managers for the tender offers for certain indebtedness refinanced in connection with the Merger). Affiliates of certain of the lenders were lenders under the Company’s prior credit facilities that were repaid in connection with the Merger as described under Item 1.02 below and received their pro rata portion of such repayment. Messrs. John Connaughton and Steven Pagliuca, who have become directors of the Company following the Merger, serve as directors of Warner Chilcott Corporation, and Mr. Connaughton serves as a director of AMC Entertainment Inc., which are partly owned by an affiliate of J.P. Morgan Securities Inc., one of the joint lead arrangers and joint bookrunners under the senior secured credit facilities.
2. Senior Secured Asset-Based Revolving Credit Facility
Overview
     On November 17, 2006, in connection with the Merger, the Company and certain of its subsidiaries entered into a new $2.000 billion senior secured asset-based revolving credit facility with a six-year term with Banc of America Securities LLC, J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and bookrunners, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A. and Citicorp North America, Inc., as co-syndication agents, and Merrill Lynch Capital Corporation, as documentation agent.
     Availability under the new senior secured asset-based revolving credit facility is subject to a borrowing base. The borrowing base at any time will be equal to 85% of eligible accounts receivable of the borrowers under the facility at such time, less customary reserves. The new senior secured asset-based revolving credit facility includes a sub-limit for letters of credit and for borrowings on same-day notice, referred to as swingline loans, and is available only in U.S. dollars. $1.575 billion of loans were drawn under the new senior secured asset-based revolving credit facility at closing. No letters of credit were issued thereunder. The Company and, subject to certain exceptions, substantially all of its existing and future, direct and indirect, wholly-owned material domestic subsidiaries that are “Unrestricted Subsidiaries” under the 1993 Indenture are co-borrowers under the senior secured asset-based revolving credit facility on a joint and several basis.
     The commitments under the new senior secured asset-based revolving credit facility may be increased, or new commitments may be added thereunder, subject only to the consent of the new or existing lenders providing such commitments or increases, in up to an aggregate principal amount that, when taken together with the amount of any new or increased commitments under the other senior secured credit facilities, does not exceed $1.500 billion. The lenders under this facility are under no obligation to provide any such additional commitments, and any increase in commitments will be subject to customary conditions precedent. Notwithstanding any such increase in the facility size, the Company’s ability to borrow under the facility will remain limited at all times by the borrowing base.
Interest Rate and Fees
     Borrowings under the senior secured asset-based revolving credit facility bear interest at a rate equal to, at the Company’s option, either (a) LIBOR for deposits in U.S. dollars plus an applicable margin or (b) a base rate equal to the higher of (1) the prime rate of Bank of America, N.A. and (2) the federal funds effective rate plus 0.50%, plus in either case an applicable margin. The initial applicable margin for borrowings under the new senior secured asset-based revolving credit facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings. The applicable margins may be reduced subject to the Company attaining certain leverage ratios.
     In addition to paying interest on outstanding principal under the senior secured asset-based revolving credit facility, the Company is required to pay a commitment fee at an initial rate of 0.375% per annum in respect of the unutilized commitments thereunder. The commitment fee rate may be reduced subject to the Company attaining certain leverage ratios. The Company must also pay customary letter of credit fees.
Prepayments
     If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the new senior secured asset-based revolving credit facility exceeds the lesser of (i) the total commitments under such facility and (ii) the borrowing base, the Company will be required to repay outstanding loans or cash collateralize letters of credit in an aggregate amount equal to the amount of such excess, without any reduction of the commitments. During any time that the aggregate amount available under the new senior secured asset-based revolving credit facility and the senior secured revolving credit facility discussed above is less than $250.00 million, or a payment or bankruptcy event of default has occurred under the senior secured asset-based revolving credit facility, all collateral proceeds collected through the cash management system in favor of the collateral agent will be swept to a collection account and applied daily to repay outstanding loans and cash collateralize letters of credit under the facility.
     The Company may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary “breakage” costs with respect to LIBOR loans.
Amortization
     There is no scheduled amortization under the new senior secured asset-based revolving credit facility. The entire outstanding principal amount of the loans (if any) under the new senior secured asset-based revolving credit facility are due and payable in full at maturity on November 16, 2012.
Security
     The borrowers under the new senior secured asset-based revolving credit facility are jointly and severally liable for all borrowings and other obligations thereunder. Pursuant to a Security Agreement, dated as of November 17, 2006, between the borrowers and Bank of America, N.A., as collateral agent, such obligations are secured, subject to permitted liens and other exceptions, by a perfected first-priority lien on substantially all accounts receivable of such borrowers, and all proceeds thereof (the “Receivables Collateral”). The new senior secured asset-based revolving credit facility requires the Company to establish, within 60 days of the closing date, blocked account agreements or other control arrangements in order to perfect the collateral agent’s security interest in deposit accounts that contain proceeds of collateral.
Certain Covenants and Events of Default
     The senior secured asset-based revolving credit facility contains a number of covenants that, among other things, restricts, subject to certain exceptions, the ability of the Company and the other borrowers to:
•	incur additional indebtedness;

•	create liens;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell or transfer assets;

•	pay dividends and distributions or repurchase the Company’s capital stock;

•	make investments, loans or advances;

•	prepay certain indebtedness (including the senior secured second-lien notes discussed below and the Retained Indebtedness) subject to exceptions for repayments of Retained Indebtedness maturing prior to the senior secured credit facilities and, in certain cases, to satisfaction of a maximum first-lien leverage condition;

•	make certain acquisitions;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain indebtedness (including the senior secured second-lien notes discussed below); and

•	change the Company’s lines of business.
     In addition, at any time when availability under the senior secured asset-based revolving credit facility is less than 10% of the borrowing base, the Company will be required to maintain a minimum interest coverage ratio of 1.5:1.0.

     The senior secured asset-based revolving credit facility also contains certain customary affirmative covenants and events of default, including upon a change of control.
     See also “Certain Relationships” under “1. Senior Secured Credit Facilities” above.
3. Indenture and Senior Secured Notes due 2014, Senior Secured Notes due 2016 and Senior Secured Toggle Notes due 2016
Overview
     On November 17, 2006, the Company issued $1,000,000,000 aggregate principal amount of 9 1/8% senior secured notes due 2014 (the “2014 cash pay notes”), which mature on November 15, 2014; $3,200,000,000 aggregate principal amount of 9 1/4% senior secured notes due 2016 (the “2016 cash pay notes”), which mature on November 15, 2016; and $1,500,000,000 aggregate principal amount of 9 5/8%/10 3/8% senior secured toggle notes due 2016 (the “toggle notes”), which mature on November 15, 2016, in each case pursuant to an indenture, dated as of November 17, 2006 (the “Indenture”), among the Company, the guarantors party thereto and The Bank of New York, as trustee. The 2014 cash pay notes, the 2016 cash pay notes and the toggle notes are collectively referred to herein as the “notes.”
     Interest on the 2014 cash pay notes and the 2016 cash pay notes will be payable in cash. Interest on the notes is payable on May 15 and November 15 of each year, commencing on May 15, 2007. Cash interest on the toggle notes will accrue at a rate of 9 5/8% per annum, and PIK interest (as such term is defined below) will accrue at a rate of 10 3/8% per annum. The initial interest payment on the toggle notes will be payable in cash. For any interest period thereafter through November 15, 2011, the Company may elect to pay interest on the toggle notes (i) in cash, (ii) by increasing the principal amount of the toggle notes or issuing new toggle notes (“PIK interest”) or (iii) by paying interest on half of the principal amount of the toggle notes in cash interest and half in PIK interest. After November 15, 2011, all interest on the toggle notes will be payable in cash.
     The following is a brief description of the terms of the notes and the Indenture.
Ranking
     The notes are the Company’s senior secured obligations and rank senior in right of payment to any future subordinated indebtedness; rank equally in right of payment with all of the Company’s existing and future senior indebtedness; are effectively subordinated in right of payment to indebtedness under the Company’s asset-based revolving credit facility to the extent of the collateral securing such indebtedness on a first-priority basis and to indebtedness under the Company’s other senior secured credit facilities to the extent of the collateral securing such indebtedness on a first- and second-priority basis; and effectively are subordinated in right of payment to all existing and future indebtedness and other liabilities of the Company’s non-guarantor subsidiaries (other than indebtedness and liabilities owed to the Company or one of its subsidiary guarantors (as such term is defined below)).
Guarantees
     The notes are fully and unconditionally guaranteed on a senior secured basis by each of the Company’s existing and future direct or indirect wholly owned domestic subsidiaries that guarantees the Company’s obligations under its senior secured credit facilities (except for certain special purpose subsidiaries that only guarantee and pledge their assets under the Company’s asset-based revolving credit facility). Such subsidiary guarantors are collectively referred to herein as the “subsidiary guarantors,” and such subsidiary guarantees are collectively referred to herein as the “subsidiary guarantees.” Each subsidiary guarantee ranks senior in right of payment to all existing and future subordinated indebtedness of the subsidiary guarantor; ranks equally in right of payment with all existing and future senior indebtedness of the subsidiary guarantor; is effectively subordinated in right of payment to indebtedness under the Company’s asset-based revolving credit facility to the extent of the collateral securing such indebtedness on a first-priority basis and to indebtedness under the Company’s other senior secured credit facilities to the extent of the collateral securing such indebtedness on a first- and second-priority basis; and is effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of any subsidiary of a subsidiary guarantor that is not also a guarantor of the notes. Any subsidiary guarantee of the notes will be released in the event such subsidiary guarantee is released under the senior secured credit facilities.

Security
Pursuant to a Security Agreement and a Pledge Agreement, each dated as of November 17, 2006, among the Company, the subsidiary guarantors and The Bank of New York, as collateral agent, the notes and subsidiary guarantees are secured by second-priority liens, subject to permitted liens, on certain of the assets of the Company and the subsidiary guarantors that secure the Company’s senior secured credit facilities on a first-priority basis, which assets include substantially all the capital stock of any material wholly owned first-tier subsidiary of the Company or of any subsidiary guarantor of the notes (but limited to 65% of the voting stock of any such material wholly owned first-tier subsidiary that is a foreign subsidiary) and substantially all tangible and intangible assets of the Company and each subsidiary guarantor, other than (1) properties defined as “Principal Properties” under the 1993 Indenture, so long as any indebtedness secured by those properties on a first-priority basis remains outstanding, (2) other properties that do not secure the Company’s senior secured facilities, (3) deposit accounts, other bank or securities accounts and cash and (4) leaseholds and motor vehicles.
     The notes and subsidiary guarantees also are secured by third-priority liens, subject to permitted liens, on the accounts receivable and certain related assets of the Company and certain of the subsidiary guarantors, and the proceeds thereof, to the extent permitted by law and contract, which assets secure the Company’s asset-based revolving credit facility on a first-priority basis and the Company’s other senior secured credit facilities on a second-priority basis.
Optional Redemption
2014 Cash Pay Notes
     At any time prior to November 15, 2010, the Company may redeem all or a part of the 2014 cash pay notes, at a redemption price equal to 100% of the principal amount of the 2014 cash pay notes redeemed plus the greater of (1) 1.0% of the principal amount of the 2014 cash pay notes; and (2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of the 2014 cash pay notes at November 15, 2010 (as set forth in the table appearing below), plus (ii) all required interest payments due on the 2014 cash pay notes through November 15, 2010 (excluding accrued but unpaid interest to such redemption date), computed using a discount rate equal to the applicable treasury rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of the 2014 cash pay notes (as of, and plus accrued and unpaid interest and additional interest, if any, to, the date of redemption), subject to the rights of holders of 2014 cash pay notes on the relevant record date to receive interest due on the relevant interest payment date.
     On and after November 15, 2010, the Company may redeem the 2014 cash pay notes, in whole or in part, at the redemption prices (expressed as percentages of the principal amount of the 2014 cash pay notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption date, subject to the right of holders of 2014 cash pay notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve month period beginning on November 15 of each of the years indicated below:

Year	Percentage
2010	104.563%
2011	102.281%
2012 and thereafter	100.000%
     In addition, until November 15, 2009, the Company may, at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of 2014 cash pay notes at a redemption price equal to 109.125% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption date, subject to the right of holders of 2014 cash pay notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings; provided that at least 50% of the sum of the aggregate principal amount of 2014 cash pay notes issued under the Indenture and the original principal amount of any additional notes that are 2014 cash pay notes issued under the Indenture after the issue date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such equity offering.

2016 Cash Pay Notes
     At any time prior to November 15, 2011, the Company may redeem all or a part of the 2016 cash pay notes, at a redemption price equal to 100% of the principal amount of the 2016 cash pay notes redeemed plus the greater of (1) 1.0% of the principal amount of the 2016 cash pay notes; and (2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of the 2016 cash pay notes at November 15, 2011 (as set forth in the table appearing below), plus (ii) all required interest payments due on the 2016 cash pay notes through November 15, 2011 (excluding accrued but unpaid interest to such redemption date), computed using a discount rate equal to the applicable treasury rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of the 2016 cash pay notes (as of, and plus accrued and unpaid interest and additional interest, if any, to, the date of redemption), subject to the rights of holders of 2016 cash pay notes on the relevant record date to receive interest due on the relevant interest payment date.
     On and after November 15, 2011, the Company may redeem the 2016 cash pay notes, in whole or in part, at the redemption prices (expressed as percentages of the principal amount of the 2016 cash pay notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption date, subject to the right of holders of 2016 cash pay notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve month period beginning on November 15 of each of the years indicated below:

Year	Percentage
2011	104.625%
2012	103.083%
2013	101.542%
2014 and thereafter	100.000%
     In addition, until November 15, 2009, the Company may, at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of 2016 cash pay notes at a redemption price equal to 109.250% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption date, subject to the right of holders of 2016 cash pay notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings; provided that at least 50% of the sum of the aggregate principal amount of 2016 cash pay notes issued under the Indenture and the original principal amount of any additional notes that are 2016 cash pay notes issued under the Indenture after the issue date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such equity offering.
Toggle Notes
     At any time prior to November 15, 2011, the Company may redeem all or a part of the toggle notes, at a redemption price equal to 100% of the principal amount of the toggle notes redeemed plus the greater of (1) 1.0% of the principal amount of the toggle notes; and (2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of the toggle notes at November 15, 2011 (as set forth in the table appearing below), plus (ii) all required interest payments due on the toggle notes through November 15, 2011 (excluding accrued but unpaid interest to such redemption date), computed using a discount rate equal to the applicable treasury rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of the toggle notes (as of, and plus accrued and unpaid interest and additional interest, if any, to, the date of redemption), subject to the rights of holders of toggle notes on the relevant record date to receive interest due on the relevant interest payment date.
     On and after November 15, 2011, the Company may redeem the toggle notes, in whole or in part, at the redemption prices (expressed as percentages of the principal amount of the toggle notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption date, subject to the right of holders of toggle notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve month period beginning on November 15 of each of the years indicated below:

Year	Percentage
2011	104.813%
2012	103.208%
2013	101.604%
2014 and thereafter	100.000%
     In addition, until November 15, 2009, the Company may, at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of toggle notes at a redemption price equal to 109.625% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption date, subject to the right of holders of toggle notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings; provided that at least 50% of the sum of the aggregate principal amount of toggle notes issued under the Indenture and the original principal amount of any additional notes that are toggle notes issued under the Indenture after the issue date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such equity offering.
Change of Control
     Upon the occurrence of a change of control, which is defined in the Indenture, each holder of the notes has the right to require the Company to repurchase some or all of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.
Covenants
     The Indenture contains covenants limiting, among other things, the Company’s ability and the ability of its restricted subsidiaries to (subject to certain exceptions):
•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make other distributions in respect of the Company’s capital stock or make other restricted payments;

•	make certain investments;

•	prepay the Retained Indebtedness, other than Retained Indebtedness maturing on or prior to December 31, 2011 and, in the event of satisfaction of a maximum consolidated secured debt ratio and a maximum consolidated leverage ratio, Retained Indebtedness maturing on or prior to November 15, 2016;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets;

•	enter into certain transactions with the Company’s affiliates; and

•	designate the Company’s subsidiaries as unrestricted subsidiaries.
Events of Default
     The Indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the notes to become or to be declared due and payable.
Intercreditor Arrangements
     The Bank of New York, as collateral agent in connection with the notes (the “Junior Lien Collateral Agent”), and Bank of America, N.A., as collateral agent in connection with the senior secured credit facilities (the “First Lien Collateral Agent”), entered into a General Intercreditor Agreement, dated as of November 17, 2006, with respect to the collateral securing the notes and the senior secured credit facilities (the “Collateral”). Pursuant to the terms of the General Intercreditor Agreement, prior to the discharge of the obligations under the senior secured credit facilities, the First Lien Collateral Agent will determine the time and method by which the security interests in the Collateral will be enforced and will have the sole and exclusive right to manage, perform and enforce the terms of the security documents relating to the Collateral and to exercise and enforce all privileges, rights and remedies thereunder according to its direction, including to take or retake control or possession of such Collateral and to hold, prepare for sale, marshall, process, sell, lease, dispose of or liquidate such Collateral, including, without limitation, following the occurrence of a default or event of default under the Indenture. The Junior Lien Collateral Agent will not be permitted to enforce the security interests even if any event of default under the Indenture has occurred and the Notes have been accelerated, with limited exceptions.
     Similarly, the Junior Lien Collateral Agent, the First Lien Collateral Agent and Bank of America, N.A., as collateral agent in connection with the senior secured asset-based revolving facility described above, entered into a Receivables Intercreditor Agreement, dated as of November 17, 2006, that contains similar intercreditor provisions with respect to the Receivables Collateral.
     See also “Certain Relationships” under “1. Senior Secured Credit Facilities” above.

4. Registration Rights Agreement
     On November 17, 2006, the Company and the subsidiary guarantors entered into a registration rights agreement with respect to the notes with Citigroup Global Markets Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial purchasers of the notes (the “Initial Purchasers”). In the registration rights agreement, the Company has agreed that it will use its reasonable best efforts to register with the Securities and Exchange Commission notes having substantially identical terms as the 2014 cash pay notes, notes having substantially identical terms as the 2016 cash pay notes and notes having substantially identical terms as the toggle notes as part of offers to exchange freely tradable exchange notes for each such series of notes.
     The Company is required to use its reasonable best efforts to cause the exchange offer to be completed or, if required, to have one or more shelf registration statements declared effective, within 360 days after the issue date of each of the notes.
     If the Company fails to meet this target (a “registration default”), the annual interest rate on the applicable series of notes will increase by 0.25%. The annual interest rate on the applicable series of notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.0% per year over the applicable interest rate described above. If the registration default is corrected, the applicable interest rate on such notes will revert to the original level.
     See also “Certain Relationships” under “1. Senior Secured Credit Facilities” above.
5. Employment Agreements
     On November 16, 2006, Hercules Holding II, LLC (“Holding”) entered into substantially similar employment agreements with each of Jack O. Bovender, Jr., Richard M. Bracken, R. Milton Johnson, Samuel N. Hazen, W. Paul Rutledge, Beverly B. Wallace, Charles J. Hall, and Robert A. Waterman (each an “Executive”), which agreements were shortly thereafter assumed by the Company and which agreements will govern the terms of each Executive’s employment. The respective offices held by each Executive have not changed as a result of execution of these employment agreements, although the agreements provide that Jack O. Bovender, Jr. and Richard M. Bracken will be members of the Board of Directors of the Company so long as they remain officers of the Company, with Mr. Bovender continuing to serve as the Chairman of the Board of Directors. The term of employment under each of these agreements are indefinite and are terminable by either party at any time; provided that an Executive must give no less than 90 days notice prior to a resignation.
     Each employment agreement sets forth the Executive’s annual base salary, which will be subject to discretionary annual increases upon review by the Board of Directors, and states that the Executive will be eligible to earn an annual bonus as a percentage of salary with respect to each fiscal year, based upon the extent to which annual performance targets established by the Board of Directors are achieved. With respect to the 2007 fiscal year, each Executive is eligible to earn (i) a target bonus, if 2007 performance targets are met; (ii) a specified percentage of the target bonus, if “threshold” levels of performance are achieved but performance targets are not met; or (iii) a multiple of the target bonus if “maximum” performance goals are achieved, with the annual bonus amount being interpolated, in the sole discretion of the Board of Directors, for performance results that exceed “threshold” levels but do not meet or exceed “maximum” levels. The employment agreements commit the Company to provide each Executive with annual bonus opportunities in 2008 that are consistent with those applicable to the 2007 fiscal year, unless doing so would be adverse to the interests of the Company or its shareholders. For later fiscal years, the Company’s Board of Directors will set bonus opportunities in consultation with the Company’s chief executive officer. Each employment agreement also sets forth the number of options that the executive will be granted pursuant to an equity plan to be implemented by the Company as a percentage of the total equity initially to be made available for grants pursuant to such plan.
     Pursuant to each employment agreement, if an Executive’s employment terminates due to death or disability, the Executive would be entitled to receive (i) any base salary and any bonus that is earned and unpaid through the date of termination; (ii) reimbursement of any unreimbursed business expenses properly incurred by the Executive; (iii) such employee benefits, if any, as to which the Executive may be entitled under the Company’s employee benefit plans (the payments and benefits described in (i) through (iii) being “accrued rights”); and (iv) a pro rata portion of any annual bonus that the Executive would have been entitled to receive pursuant to the employment agreement based upon the Company’s actual results for the year of termination (with such proration based on the percentage of the fiscal year that shall have elapsed through the date of termination of employment, payable to the Executive when the annual bonus would have been otherwise payable (the “pro rata bonus”)).

     If an Executive’s employment is terminated by the Company without “cause” (as defined in the employment agreement) or by the Executive for “good reason” (as defined in the employment agreement) (each a “qualifying termination”), the Executive would be (i) entitled to the accrued rights; (ii) subject to compliance with certain confidentiality, non-competition and non-solicitation covenants contained in his or her employment agreement and execution of a general release of claims on behalf of the Company, an amount equal to the product of (x) two (three in the case of Jack O. Bovender, Jr., Richard M. Bracken and R. Milton Johnson) and (y) the sum of (A) the Executive’s base salary and (B) annual bonus paid or payable in respect of the fiscal year immediately preceding the fiscal year in which termination occurs, payable over a two-year period; (iii) entitled to the pro rata bonus; and (iv) entitled to continued coverage under the Company’s group health plans during the period over which the cash severance described in clause (ii) is paid. However, in lieu of receiving the payments and benefits described in (ii), (iii) and (iv) immediately above, the Executive may instead elect to have his or her covenants not to compete waived by the Company.
     In the event of an Executive’s termination of employment that is not a qualifying termination or a termination due to death or disability, he or she will only be entitled to the “accrued rights” (as defined above).
     In each of the employment agreements with the Executives (exclusive of Robert A. Waterman), the Company also commits to grant, among the Executives (exclusive of Robert A. Waterman), 10% of the options initially authorized for grant under its new stock incentive plan at some time before November 17, 2011 (but with a good faith commitment to do so before a “change in control” or a “public offering” (as those terms are defined in the new stock incentive plan) and before the time when the Board of Directors of the Company reasonably believes that the fair market value of the Company’s common stock is likely to exceed the equivalent of $102.00 per share) at an exercise price per share that is the equivalent of $102.00 per share. A percentage of these options will be vested at the time of the grant, such percentage corresponding to the elapsed percentage of the period measured between November 17, 2006 and November 17, 2011. When granted, these options will be allocated among the recipients by the Board of Directors of the Company in consultation with the chief executive officer of the Company based upon the perceived contributions of each of recipient since November 17, 2006. The terms of these options will otherwise be consistent with other time vesting options granted under the new stock incentive plan.
     Additionally, pursuant to the employment agreement, the Company agrees to indemnify each Executive against any adverse tax consequences (including, without limitation, under Section 409A and 4999 of the Internal Revenue Code), if any, that result from the adjustment by the Company of stock options held by the Executive in connection with the acquisition of the Company by Holding or the future payment of any extraordinary cash dividends.
     The employment agreement with Jack O. Bovender Jr. also provides that in the event of (i) any termination of Mr. Bovender’s employment after Mr. Bovender has attained 62 years of age (other than a termination by Holding for cause) or (ii) a termination of Mr. Bovender’s employment by the Company without cause, then (A) neither Mr. Bovender nor the Company will have any put or call rights with respect to Mr. Bovender’s “new options” granted pursuant to the new equity plan or stock acquired upon exercise of such options, (B) the unvested new options held by Mr. Bovender that vest solely based on the passage of time will vest as if Mr. Bovender’s employment had continued through the next three anniversaries of their date of grant, (C) the unvested new options held by Mr. Bovender that are performance options will remain outstanding and will vest, if at all, on the next three dates that they would have otherwise vested had Mr. Bovender’s employment continued, based upon the extent to which performance goals are met, (D) Mr. Bovender’s new options will remain exercisable until the second anniversary of the last date on which his performance-based new options are eligible to vest, except that Mr. Bovender’s new options that are granted with a strike price equal to two times that of his performance-based new options will remain exercisable until the fifth anniversary of the last date on which his performance-based new options are eligible to vest, and (E) the Company will continue to provide coverage for Mr. Bovender and his spouse under the Company’s group health plan (on the same basis as such coverage was provided immediately prior to termination of employment) until, in each case, Mr. Bovender and his spouse attain 65 years of age.

6. Management Agreement
     On November 17, 2006, upon consummation of the Merger, affiliates of the Investors entered into a management agreement with the Company pursuant to which such affiliates will provide management services to the Company. Pursuant to the management agreement, the affiliates of the Investors are entitled to receive an aggregate annual management fee of $15 million, which amount will increase annually beginning in 2008 at a rate equal to the percentage increase of the Company’s “EBITDA” in the applicable year compared to the preceding year, and reimbursement of out-of-pocket expenses incurred in connection with the provision of services pursuant to the agreement. The management agreement has an initial term expiring on December 31, 2016, provided that the term will be extended annually for one additional year unless the Company or the Investors provide notice to the other of their desire not to automatically extend the term. In addition, pursuant to the management agreement, affiliates of the Investors also received aggregate transaction fees of $175 million in connection with certain services provided in connection with the Merger and related transactions. In addition, the management agreement provides that the affiliates of the Investors will be entitled to receive a fee equal to 1% of the gross transaction value in connection with certain subsequent financing, acquisition, disposition, and change of control transactions as well as a termination fee based on the net present value of future payment obligations under the management agreement in the event of an initial public offering or under certain other circumstances. The agreement also contains customary exculpation and indemnification provisions in favor of the Investors and their affiliates.
7. 2006 Stock Incentive Plan
     In connection with the Merger, the Company established the HCA Inc. 2006 Stock Incentive Plan (the “Plan”). The Plan is designed to promote the long term financial interests and growth of the Company and its subsidiaries by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business, motivate management personnel by means of growth-related incentives to achieve long range goals and further the alignment of interests of participants with those of the stockholders of the Company through opportunities for increased stock, or stock-based ownership in the Company. The Plan permits the granting of awards covering 10% of the fully diluted equity of the Company immediately after consummation of the Merger. A portion of the options under the Plan will vest solely based upon continued employment over a specific period of time, and a portion of the options will vest based both upon continued employment over a specific period of time and upon the achievement of predetermined performance targets over time. A substantial majority of the options will have an exercise price which is the equivalent of $51.00 per share, but some of the options will have an exercise price in excess of the equivalent of $51.00 per share. Jack O. Bovender, Jr. is expected to receive an equity grant covering at least 3.75% of the total number of options that can be granted under the Plan. The size of the grants to the other named executive officers has not yet been determined.
8. Rollover Agreements
     In connection with the Merger, certain members of management of the Company entered into agreements with the Company and/or Holding, pursuant to which they elected to invest in the Company, as the surviving corporation in the Merger, through a cash investment, a rollover of employee stock options, a rollover of shares of common stock of the Company, or a combination thereof.
9. Stockholder Agreements
     In connection with the Merger, certain members of management entered into stockholder agreements with the Company. The stockholder agreements, among other things, contain agreements among the parties with respect to restrictions on the transfer of shares, including tag along rights and drag along rights, registration rights (including customary indemnification provisions) and call options and put rights.
Item 1.02 Termination of a Material Definitive Agreement
1. Stock Purchase Plans

     On November 17, 2006, the Company terminated its Employee Stock Purchase Plan (the “ESPP”) and its Amended and Restated Management Stock Purchase Plan (the “MSPP”). The ESPP provided an opportunity to purchase shares of the Company’s common stock at a discount (through payroll deductions over six-month periods) to substantially all employees. Under the MSPP, the Company made grants of restricted shares or units of the Company’s common stock to provide equity compensation to employees. The MSPP allowed eligible employees to defer an elected percentage (not to exceed 25%) of their base salaries through the purchase of restricted stock at a 25% discount from the average market price.
2. Existing Senior Credit Facilities
     In connection with the Merger, on November 17, 2006, the Company repaid in full all outstanding term loans and revolving loans, together with interest and all other amounts due in connection with such repayment, under the $2,500,000,000 Credit Agreement, dated as of November 9, 2004, among the Company, the several banks and other financial institutions from time to time parties thereto and JPMorgan Chase Bank, N.A., as agent, as amended by the First Amendment, dated as of November 3, 2005 (the “JPMorgan Existing Facility”), and all outstanding term loans, together with interest and all other amounts due in connection with such repayment, under the $400,000,000 Credit Agreement, dated as of May 25, 2006 (the “2006 Term Loan”), among the Company, the several banks and other financial institutions from time to time parties thereto and Merrill Lynch Capital Corporation, as administrative agent. No penalties were due in connection with such repayments.
     The JPMorgan Existing Facility included a $750 million term loan that was scheduled to mature in 2009 and a $1.750 billion revolving credit facility that was scheduled to expire in November 2009. Interest under the facility was payable at a spread to LIBOR, a spread to the prime lending rate or a competitive bid rate. The spread was dependent on the Company’s credit ratings. The credit agreement governing the facility contained customary covenants that included limitations on debt levels, limitations on sales of assets, mergers and changes of ownership, and maintenance of minimum interest coverage ratios. The 2006 Term Loan was scheduled to mature in May 2007.
     Certain letters of credit outstanding under the JPMorgan Existing Facility were transferred under the senior secured revolving credit facility discussed under Item 1.01 above, and continue to exist under such facility.
Section 2 — Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Sections 1, 2 and 3 of Item 1.01 are incorporated by reference into this Item 2.03.
Section 3 – Securities and Trading Markets
Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     In connection with the closing of the Merger, the Company notified the New York Stock Exchange (the “NYSE”) on November 17, 2006 that shares of common stock of the Company were generally converted into the right to receive $51.00, without interest, and requested that the NYSE file with the Securities and Exchange Commission an application on Form 25 to report that the shares of common stock of the Company are no longer listed on the NYSE.
Item 3.03 Material Modification to Rights of Security Holders.
     In connection with the Merger, each share of common stock of the Company was generally converted into the right to receive $51.00, without interest.
Section 5 – Corporate Governance and Management
Item 5.01 Changes in Control of Registrant.
     On November 17, 2006, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 24, 2006, by and among the Company, Merger Sub and Holding, the Investors consummated the acquisition of the Company through the merger of Merger Sub with and into the Company. The Company was the surviving corporation in the Merger. Approximately 98% of the common stock of the Company is owned directly by Holding, with the remainder being owned by certain members of management of the Company and certain other investors. Affiliates of each of the Sponsors indirectly own approximately 25% of the common stock of the Company through their ownership in Holding, and affiliates of the Frist Entities and certain co-investors directly and indirectly own approximately 20% of the common stock of the Company through direct ownership and through their ownership in Holding. The aggregate purchase price paid for all of the equity securities of the Company was approximately $21 billion, which purchase price was funded by the equity financing from the

Investors, certain members of management and certain other coinvestors and by the new credit facilities and debt securities described in Item 1.01 above.
     On November 17, 2006, affiliates of the Investors entered into a limited liability company agreement in respect of Holding (the “LLC Agreement”). Pursuant to the LLC Agreement, affiliates of each of the Sponsors have the right to appoint three directors of the Company and affiliates of the Frist Entities have the right to appoint two directors. Jack O. Bovender, Jr., the Company’s chief executive officer, and Richard M. Bracken, the Company’s president, will continue to serve as directors pursuant to the terms of their employment agreements.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     In connection with the Merger, each of C. Michael Armstrong, Magdalena H. Averhoff, Martin Feldstein, Frederic W. Gluck, Glenda A. Hatchett, Charles O. Holliday, Jr., T. Michael Long, John H. McArthur, Kent C. Nelson, Frank S. Royal and Harold T. Shapiro voluntarily resigned from the board of directors of the Company on November 17, 2006.
     Following such resignations, ten new directors were elected to the Company’s board of directors: Christopher Birosak, a managing director in the Merrill Lynch Global Private Equity Division, George Bitar, a managing director in the Merrill Lynch Global Private Equity Division, Nathan C. Thorne, a Senior Vice President of Merrill Lynch & Co., Inc. and President of the Merrill Lynch Global Private Equity Division, John Connaughton, a managing director of Bain Capital Partners, LLC, Steven Pagliuca, a managing director of Bain Capital Partners, LLC, Chris Gordon, a principal of Bain Capital Partners, LLC, Mike Michelson, a member of the limited liability company that serves as the general partner of Kohlberg Kravis Roberts & Co., L.P., Jim Momtazee, a director of Kohlberg Kravis Roberts & Co., L.P., Peter Stavros, a principal of Kohlberg Kravis Roberts & Co., L.P. and Thomas F. Frist, III, a principal of Frist Capital LLC and the son of Dr. Thomas F. Frist, Jr. In addition, Dr. Thomas F. Frist, Jr., Jack O. Bovender, Jr. and Richard M. Bracken will continue to serve as directors of the Company.
     As a result of their respective positions with affiliates of the Investors, one or more of the directors may be deemed to have an indirect material interest in the Management Agreement entered into by the Company on November 17, 2006, and the information set forth in Section 6 of Item 1.01 is accordingly incorporated by reference into this Item 5.02.
     On November 16, 2006, in connection with the Merger, Holding entered into a definitive employment agreement with each of Jack O. Bovender, Jr. and Richard M. Bracken. The information set forth in Section 5 of Item 1.01 is incorporated by reference into this Item 5.02.
     The Company’s executive officers are expected to participate in the Company’s newly established HCA Inc. 2006 Stock Incentive Plan. The information set forth in Section 7 of Item 1.01 is incorporated by reference into this Item 5.02.
     Pursuant to the LLC Agreement, affiliates of the Investors have the right to designate 11 of the Company’s 13 directors.
Item 5.03 Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year
     In connection with the consummation of the Merger, the Company’s certificate of incorporation and by-laws were amended and restated, effective November 17, 2006, so that they read in their entirety as the certificate of incorporation and by-laws of Merger Sub read immediately prior to the effective time of the Merger in accordance with the Merger Agreement. Among other things, the Restated Certificate of Incorporation reduces the number of shares of common stock the Company is authorized to issue from 1,650,000,000 to 125,000,000 and the Amended and Restated By-laws set the number of directors constituting the board of directors of the Company at not less than one nor more than fifteen. Copies of the Restated Certificate of Incorporation and Amended and Restated By-laws of the Company are attached as Exhibits 3.1 and 3.2 hereto and are incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit 3.1	Restated Certificate of Incorporation of the Company.

Exhibit 3.2	Amended and Restated Bylaws of the Company.

Exhibit 4.1	Indenture, dated November 17, 2006, among HCA Inc., the guarantors party thereto and The Bank of New York, as trustee.

Exhibit 4.2	Security Agreement, dated as of November 17, 2006, among HCA Inc., the subsidiary grantors party thereto and The Bank of New York, as collateral agent.

Exhibit 4.3	Pledge Agreement, dated as of November 17, 2006, among HCA Inc., the subsidiary pledgors party thereto and The Bank of New York, as collateral agent.

Exhibit 4.4	Registration Rights Agreement, dated as of November 17, 2006, among HCA Inc., the subsidiary guarantors party thereto and the Initial Purchasers.

Exhibit 4.5	Form of 9 1/8 % Senior Secured Notes due 2014 (included in Exhibit 4.1).

Exhibit 4.6	Form of 9 1/4% Senior Secured Notes due 2016 (included in Exhibit 4.1).

Exhibit 4.7	Form of 9 5/8%/10 3/8% Senior Secured Toggle Notes due 1016 (included in Exhibit 4.1).

Exhibit 4.8	$13,550,000,000 — €1,000,000,000 Credit Agreement, dated as of November 17, 2006, among HCA Inc., HCA UK Capital Limited, the lending institutions from time to time parties thereto, Banc of America Securities LLC, J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint bookrunners, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A. and Citicorp North America, Inc., as co-syndication agents and Merrill Lynch Capital Corporation, as documentation agent.

Exhibit 4.9	U.S. Guarantee, dated November 17, 2006, among HCA Inc., the subsidiary guarantors party thereto and Bank of America, N.A., as administrative agent.

Exhibit 4.10	Security Agreement, dated November 17, 2006, among HCA Inc., the subsidiary grantors party thereto and Bank of America, N.A., as collateral agent.

Exhibit 4.11	Pledge Agreement, dated November 17, 2006, among HCA Inc., the subsidiary pledgors party thereto and Bank of America, N.A., as collateral agent.

Exhibit 4.12	$2,000,000,000 Credit Agreement, dated as of November 17, 2006, among HCA Inc., the subsidiary borrowers parties thereto, the lending institutions from time to time parties thereto, Banc of America Securities LLC, J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint bookrunners, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A. and Citicorp North America, Inc., as co-syndication agents and Merrill Lynch Capital Corporation, as documentation agent.

Exhibit 4.13	Security Agreement, dated as of November 17, 2006, among HCA Inc., the subsidiary borrowers party thereto and Bank of America, N.A., as collateral agent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCA INC. (Registrant)
By:	/s/ R. Milton Johnson
R. Milton Johnson
Executive Vice President and Chief Financial Officer

Date: November 24, 2006

INDEX TO EXHIBITS

Exhibit Number	Exhibit
Exhibit 3.1	Restated Certificate of Incorporation of the Company.

Exhibit 3.2	Amended and Restated Bylaws of the Company.

Exhibit 4.1	Indenture, dated November 17, 2006, among HCA Inc., the guarantors party thereto and The Bank of New York, as trustee.

Exhibit 4.2	Security Agreement, dated as of November 17, 2006, among HCA Inc., the subsidiary grantors party thereto and The Bank of New York, as collateral agent.

Exhibit 4.3	Pledge Agreement, dated as of November 17, 2006, among HCA Inc., the subsidiary pledgors party thereto and The Bank of New York, as collateral agent.

Exhibit 4.4	Registration Rights Agreement, dated as of November 17, 2006, among HCA Inc., the subsidiary guarantors party thereto and the Initial Purchasers.

Exhibit 4.5	Form of 9 1/8% Senior Secured Notes due 2014 (included in Exhibit 4.1).

Exhibit 4.6	Form of 9 1/4% Senior Secured Notes due 2016 (included in Exhibit 4.1).

Exhibit 4.7	Form of 9 5/8%/10 3/8% Senior Secured Toggle Notes due 1016 (included in Exhibit 4.1).

Exhibit 4.8	$13,550,000,000 — €1,000,000,000 Credit Agreement, dated as of November 17, 2006, among HCA Inc., HCA UK Capital Limited, the lending institutions from time to time parties thereto, Banc of America Securities LLC, J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint bookrunners, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A. and Citicorp North America, Inc., as co-syndication agents and Merrill Lynch Capital Corporation, as documentation agent.

Exhibit 4.9	U.S. Guarantee, dated November 17, 2006, among HCA Inc., the subsidiary guarantors party thereto and Bank of America, N.A., as administrative agent.

Exhibit 4.10	Security Agreement, dated November 17, 2006, among HCA Inc., the subsidiary grantors party thereto and Bank of America, N.A., as collateral agent.

Exhibit 4.11	Pledge Agreement, dated November 17, 2006, among HCA Inc., the subsidiary pledgors party thereto and Bank of America, N.A., as collateral agent.

Exhibit 4.12	$2,000,000,000 Credit Agreement, dated as of November 17, 2006, among HCA Inc., the subsidiary borrowers parties thereto, the lending institutions from time to time parties thereto, Banc of America Securities LLC, J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint bookrunners, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A. and Citicorp North America, Inc., as co-syndication agents and Merrill Lynch Capital Corporation, as documentation agent.

Exhibit 4.13	Security Agreement, dated as of November 17, 2006, among HCA Inc., the subsidiary borrowers party thereto and Bank of America, N.A., as collateral agent.